GOLDMAN
KURLAND
MOHIDIN

May 14, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Re: Jishanye, Inc.

Commission File Number 000-55180

Dear Sirs:

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about May 14, 2014 regarding the change of auditors. We agree with all statements pertaining to Goldman Kurland and Mohidin LLP under item 4.01(a).

Sincerely,

Goldman Kurland Mohidin

Goldman Kurland and Mohidin, LLP

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
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